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                                                                    Exhibit 4.4

                 AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT

     THIS AMENDMENT NO. 4 TO LOAN AND SECURITY AGREEMENT (this "Amendment"), dated as of the 28th day of February, 1998 is made by and between DUNN COMPUTER CORPORATION, a Virginia corporation (the "Borrower"), and FIRST UNION NATIONAL BANK, a national banking association (successor by merger to Signet Bank and the "Lender").

                                    RECITALS

A. The Lender and the Borrower entered into a Loan and Security Agreement dated as of May 28, 1997 (as amended through the date hereof, the "Agreement") pursuant to which the Lender has agreed to extend credit to the Borrower, and the Borrower has agreed to obtain credit from the Lender, on the terms and conditions set forth in such Agreement.

B. The Borrower has requested that the Lender make certain modifications to the Agreement, including increasing the Maximum Amount, and the Lender has consented to such request subject to the execution of this Amendment and the satisfaction of the conditions specified herein.

C. The Borrower and the Lender now desire to execute this Amendment to set forth their agreements with respect to the modifications to the Agreement.

     Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lender and the Borrower agree as follows:

     SECTION 1. Definitions. Capitalized terms used in this Amendment and not defined herein are defined in the Agreement.

     SECTION 2. Amendments to Agreement. Section 1 of the Agreement is amended by replacing the definition of the term Termination Date its entirety with the following definition:

     "Termination Date" means May 31, 1998, and any extensions or extensions thereof granted by the Lender in its sole discretion.

     SECTION 3. Representations and Warranties of Borrower. The Borrower represents and warrants to the Lender that:

          (a) It has the power and authority to enter into and to perform this Amendment, to execute and deliver all documents relating to this Amendment, and to incur the obligations provided for in this Amendment, all of which have been duly authorized and approved in accordance with the Borrower's corporate documents;

          (b) This Amendment, together with all documents executed pursuant hereto, shall constitute when executed the valid and legally binding obligations of the Borrower in accordance with their respective terms;

          (c) Except with respect to events or circumstances occurring subsequent to the date thereof and known to the Lender, all representations and warranties made in the Agreement are true and correct as of the date hereof, with the same force and effect as if all representations and warranties were fully set forth herein;

          (d) The Borrower's obligations under the Loan Documents remain valid and enforceable obligations, and the execution and delivery of this Amendment and the other documents executed in connection herewith shall not be construed as a novation of the Agreement or any of the other Loan Documents; and

          (e) As of the date hereof, the Borrower has no offsets or defenses against the payment of any of the Obligations.

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     SECTION 4. Waiver of Claims. As a specific inducement to the Lender without which the Borrower acknowledges the Lender would not enter into this Amendment and the other documents executed in connection herewith, the Borrower hereby waives any and all claims that it may have against the Lender, as of the date hereof, arising out of or relating to the Agreement or any other Loan Document whether sounding in contract, tort or any other basis.

     SECTION 5. Conditions of Effectiveness. This Amendment shall become effective when, and only when, the Lender shall have received this Amendment, all executed and completed by the Borrower.

     SECTION 6. Waiver of Default. Upon the Lender's execution of this Amendment and the occurrence of the conditions to the effectiveness of this Amendment set forth in Section 5 hereof, the Lender agrees to waive the Default under the Agreement resulting from the Borrower's entering into an Agreement in Principal to acquire the business and operations of International Data Products Corp. and Puerto Rico Industrial Manufacturing Operations Corp. in violation of Section 6.10; provided, however, that this waiver shall not constitute a waiver of any right, power or privilege to which the Lender is entitled under this Amendment, the Agreement or any of the other Loan Documents as a result of any other Default or upon the occurrence of a subsequent Default, including a Default occurring because of the continuation of conduct by the Borrower as to which the Lender is waiving its rights as of the date hereof.

     SECTION 7. Miscellaneous.

          7.1 Reference to Agreement. Upon the effectiveness of this Amendment, each reference in the Agreement to "this Agreement" and each reference in the other Loan Documents to the Agreement, shall mean and be a reference to the Agreement as amended hereby.

          7.2 Effect on Loan Documents. Except as specifically amended above, the Agreement and all other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, all Collateral given to secure the Obligations of the Borrower under the Agreement and the other Loan Documents prior to the date hereof does and shall continue to secure all Obligations of the Borrower under the Agreement, as amended hereby and the other Loan Documents, and, except as provided in the Agreement and the other Loan Document, no such Collateral shall be released until all Obligations are satisfied and completely discharged.

          7.3 No Waiver. Except as specifically provided in Section 7 hereof, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

          7.4 Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses of the Lender in connection with the preparation, reproduction, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Lender with respect thereto.

          7.5 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to conflict of law provisions.


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     IN WITNESS WHEREOF, the Borrower and the Lender have caused this Amendment to be signed by their duly authorized representatives under seal all as of the day and year first above written.

                                      DUNN COMPUTER CORPORATION, a Virginia
                                      corporation

ATTEST:                               By: /s/ Thomas P. Dunn
                                         ------------------------------------
                                         Thomas P. Dunn, President

/s/ Claudia N. Dunne
--------------------------
(Asst. Secretary)
[corporate seal]

                                      FIRST UNION NATIONAL BANK,
                                      National banking association

                                      By: /s/ Robert L. Reed
                                         ------------------------------------
                                         Robert L. Reed, Asst. Vice President